Exhibit 99.1

Press Release

TNS, Inc. Closes Acquisition of Communications Services Group from VeriSign, Inc.

- Completes Transaction Financing of New $230.0 Million Term Loan Facility -

RESTON, Va. – May 4, 2009 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, has closed its acquisition of the Communications Services Group (“CSG”) from VeriSign, Inc. (Nasdaq: VRSN).  The purchase price paid to VeriSign, Inc. was approximately $226 million in cash, subject to post-closing working capital adjustment, and was funded by TNS through the proceeds from a new $230 million Term Loan Facility.

With this acquisition completed, TNS scales its unaffiliated SS7 (Signaling System No. 7) network in the United States, becomes a leading provider of intelligent database services, including caller ID, to the telecommunications industry, and enters the roaming and clearing services market provided to the wireless telecommunications industry.

TNS is integrating the acquired assets into its Telecommunication Services Division (TSD).  Management expects the transaction to be accretive to TNS’ 2009 adjusted earnings from the day of close and will provide financial and operational detail relating to the acquisition as well as an update to TNS’ combined financial outlook on its first quarter 2009 conference call to be held after the market closes on May 5, 2009.

Henry H. Graham, Jr., CEO, commented, “This acquisition offers TNS a great strategic, financial, and operational fit.  It effectively scales TSD, joining our existing core competency in providing network connectivity, validation and billing services to the US telecommunications industry with CSG’s customer breadth, product set, and R&D capability, putting the combined business at the forefront of next generation telecommunications product and services development.  TNS is now truly the gold standard in SS7 network services and intelligent database offerings, with a larger growth opportunity and strengthened competitive position.  We welcome our new customers and team members to TNS and thank our existing and new debt holders for their support in completing the financing.”

TNS amended and restated its existing credit facility to allow for the financing of the acquisition and added a new $230 million Term Loan Facility. The amended and restated credit facility is priced at LIBOR plus 600 bps, with a 350 bps LIBOR floor, and matures in March 2014.  Total long-term debt outstanding as of closing was $408.5 million.  In addition, the Company has available a $15 million revolving credit facility under which no amounts were outstanding at close.    Additional information on the amended and restated credit facility is available in the Form 8-K the company expects to file with the Securities and Exchange Commission on or about May 4, 2009.

SunTrust Robinson Humphrey served as TNS’ financial advisor for the transaction and sole bookrunner and lead agent for its financing.   John Gregg, Managing Director, SunTrust Robinson Humphrey, commented, “As the first institutional leveraged loan in 2009, TNS’ acquisition financing is an important milestone for the capital markets.  The transaction’s investment merits, including its complementary nature and highly visible recurring revenue model, are compelling.    SunTrust Robinson Humphrey is very pleased to have assisted TNS in completing this transaction.”

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements about the benefits of the proposed acquisition, including the accretive impact upon earnings, the benefits to TSD operations, and plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the possibility that the expected synergies from the acquisition will not be realized or will not be realized within the expected time period, due to among other things, the risks that the businesses will not be integrated successfully and disruption from the acquisition.  Additional risk factors that could cause results to differ materially from those described in the forward-looking statements are described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2009.  In addition, the statements in this press release are made as of May 4, 2009.  The company expects that subsequent events or developments may cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to May 4, 2009.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Investors: Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	Media: Jules Abraham
212-838-3777

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